Exhibit 99.1

T2 Biosystems Announces CFO Transition

LEXINGTON, MA, February 5, 2018 (GLOBE NEWSWIRE) — T2 Biosystems, Inc. (NASDAQ:TTOO) a leader in the development of innovative medical diagnostic products for critical unmet needs in healthcare, today announced that John Sprague has been named chief financial officer.

Mr. Sprague is a highly accomplished financial executive who brings an extensive array of financial experience to T2 Biosystems, including a demonstrated success and leadership in building out companies during high-growth periods. Mr. Sprague will report to T2 Biosystems chief executive officer John McDonough and will be responsible for all financial operations and strategy.

“John joins us at a critical time for T2 Biosystems. As we plan for the U.S. Launch of the T2Bacteria Panel and continued progression of our pipeline, we are excited to add John’s years of leading financial operations within growing companies to T2,” said John McDonough, president and CEO. “His proven capabilities in building out finance teams, along with his experience leading M&A, equity and debt financings and strong accounting background will be the perfect fit for T2 during this period of growth and becoming a multi-product commercial company.”

John McDonough continued, “On behalf of the T2 Biosystems team, I want to thank Darlene Deptula-Hicks for her contributions as CFO during this transition year and we wish her the best in her future endeavors.”

Mr. Sprague was most recently the chief financial officer at Caliber Imaging & Diagnostics, Inc., a leading developer of digital pathology microscopy systems, where he was responsible for administration, finance and operations of a multi-site company with international sales. Prior to Caliber Imaging & Diagnostics, Mr. John Sprague spent six years working in several financial positions at GE Healthcare, most recently being the chief financial officer of the US & Canada Core Imaging Division, GE Healthcare’s pharmaceutical business supplying contrast, Spect and PET imaging agents to heath care providers. Mr. John Sprague originally came to GE Healthcare through a merger with Xcellerex, Inc. where he was the chief financial officer.

Mr. John Sprague received his bachelor’s degree in accounting from Boston College.

About T2 Biosystems

T2 Biosystems, an emerging leader in the field of in vitro diagnostics, is dedicated to saving lives and reducing the cost of healthcare by empowering clinicians to effectively treat patients faster than ever before. T2 Biosystems is focused on addressing critical unmet needs in healthcare starting with sepsis, one of the deadliest and most expensive conditions in hospitals today. The T2Sepsis SolutionTM is a unique approach that combines the standard of care for the management of sepsis patients with T2 Biosystems’ products, including the T2Dx® Instrument and T2Candida® Panel, and the T2Bacteria® Panel, which is commercially available in Europe and other countries that accept the CE mark and available for research use only in the U.S. Powered by the proprietary T2 Magnetic Resonance technology, or T2MR®, the T2Sepsis Solution is proven to deliver better patient care and greater cost savings. Hospital customer experience has demonstrated faster time to effective treatment, shortened ICU and hospital lengths of stay, reduced use of unnecessary antifungals, and millions of dollars in savings. T2 Biosystems has an active pipeline of future sepsis products including additional species and antibiotic resistance, as well as tests for Lyme disease and hemostasis. For more information, please visit www.t2biosystems.com.

Company Contact:

Media Contact:

Amy Phillips, Feinstein Kean Healthcare

amy.phillips@fkhealth.com

412-327-9499

Investor Contact:

Chris Brinzey, Westwicke Partners

chris.brinzey@westwicke.com

339-970-2843